Exhibit 10.15

Form of Purchase Agreement

(English Summary)

Parties to Contract	Hangzhou Shengming as Buyer and Jiangsu Lee & Man Paper Manufacturing Co., Ltd. as Vendor

Details of Products	Raw paper 3,300,RMB per ton and the total amount is 1,200 tons
Brown paper N140'170g 3,450 per ton and the total amount is 1,500 tons
Brown paper N200'250g 3,400 per ton and the total amount is 300 tons

Location of Purchase	Xiangheqiao Village, Heshang Town, Xiao Shan District, Hangzhou

Payment	Monthly payment at 45 days by Bank Acceptance

Undertaking	3.	The tolerance of delivery is +0.3%.
	4.	The contract will become effective when the two parties sign on it, and it may be cancelled unless it is signed back in 7 days.
	5.	The price of products will change with market conditions and any change will be approved by the two parties.